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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

1.       MHG Food Service Inc., a Michigan corporation.

2.       WM Limited Partnership - 1998, a Michigan limited partnership.
                  d/b/a Wendy's of Michigan

         (WM Limited Partnership - 1998 is owned 99.9% by MHG Food Service Inc.)